UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 14, 2011

TENNANT COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On June 14, 2011, Tennant Company (the "Company") issued a news release announcing that Karel Huijser, Vice President, International, will be leaving the Company but will continue to work for a period of time to complete the transition of his duties.  A copy of the news release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibit is filed herewith:

    99  News Release dated June 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennant Company

Date: June 14, 2011	By:	/s/ Heidi M. Wilson
Heidi M. Wilson
Vice President, General Counsel and Secretary

Exhibit 99

INVESTOR CONTACT:                                                                             MEDIA CONTACT:
Tom Paulson                                                                                                Kathryn Lovik
Vice President and Chief Financial Officer                                              Director, Communications
763-540-1204                                                                                                 763-540-1212

Tennant Company Announces Change in Leadership
Structure in International Business Unit

Company Reaffirms Annual Guidance

MINNEAPOLIS, June 14, 2011—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today announced that Karel Huijser, Vice President of the company’s International business unit, will be leaving the company but will continue to work for a period of time to complete the transition of his duties. Huijser joined the company in 2006.

“I want to thank Karel for his service to Tennant,” said Chris Killingstad, president and CEO of Tennant Company. The company does not plan to replace Huijser at this time. According to Killingstad, the company will use this opportunity to leverage the strengths of the regional leaders based in Europe, China and Australia.

“For the remainder of 2011, we still anticipate continued recovery in North America, strong growth in emerging markets and modestly improving conditions in Europe,” said Killingstad. “We remain committed to managing the business with a focus on operational excellence and rigorous cost controls while making selective investments in key strategic priorities.”

For the second quarter ending June 30, 2011, Tennant Company anticipates overall revenue growth to be approximately in line with the 15 percent gain reported in the 2011 first quarter.

Killingstad said, “We are pleased with the momentum we are seeing currently in the marketplace and are reiterating our guidance for the 2011 year for earnings in the range of $1.75 to $1.95 per diluted share on net sales in the range of $710 million to $730 million.” This annual guidance is based on expectations outlined in the first quarter results press release dated April 21, 2011.

The company expects to release results for the 2011 second quarter and first half of 2011 on July 28, 2011, and conduct its quarterly conference call that morning.

About Tennant Company

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit http://www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; our ability to effectively maintain and manage the data in our computer systems; our ability to develop new innovative products and services; our ability to successfully upgrade and evolve the capabilities of our computer systems; our ability to attract and retain key personnel; the occurrence of a significant business interruption; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; our ability to acquire, retain and protect proprietary intellectual property rights; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.
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